August ____, 2015

Selected Dealer Agreement for Merrill Lynch, Pierce, Fenner & Smith Incorporated for
Guggenheim Energy & Income Fund

To the Undersigned Distributor:

Ladies and Gentlemen:

We understand that you are principal underwriter and distributor of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Guggenheim Energy & Income Fund (the "Fund"), a non-diversified, non-traded, closed-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended ("1940 Act").  You desire that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") acts as a dealer with respect to the sale of Common Shares to customers.  In consideration of the mutual covenants stated below, you and Merrill Lynch agree as follows:

1.
Purchase of Common Shares at Public Offering Price.  Merrill Lynch will not be required to sell any specified or minimum number of Common Shares of the Fund.  Sales of Common Shares through Merrill Lynch, in connection with the initial public offering of Common Shares, will be at the public offering price of $1,000 per Share, plus an initial sales load of 3.00% of the offering price, as specified in the Prospectus (as such term is defined in the Initial Offering Period Agreement, dated August ______, 2015, by and among the Fund, the Undersigned Distributor, Guggenheim Funds Investment Advisors, LLC, Guggenheim Partners Investment Management, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (the "Initial Offering Period Agreement")).

2.
Handling and Receipt of Orders.  The handling and settlement of purchase orders will be subject to the provisions of the Prospectus and such further procedures the parties determine to be appropriate from time-to-time, consistent with this Agreement.  Orders which Merrill Lynch receives prior to the close of business on the date hereof and placed with you within the time frame set forth in or consistent with the Prospectus and this Agreement shall be executed at the public offering price (plus an initial sales load of 3.00% of the offering price).  You will provide such assistance to Merrill Lynch in processing orders as Merrill Lynch reasonably requests.  With each order, Merrill Lynch will notify you of the state of residence of the customer to whom the order pertains.  Merrill Lynch will be responsible for the accuracy, timeliness and completeness of purchase orders it transmits to you by wire or telephone.  All orders shall be subject to your confirmation.

3.	Compensation and Expenses.

(a)           For any sale of Common Shares by Merrill Lynch, Merrill Lynch will retain the initial sales load (which is in addition to the public offering price) as specified in the Prospectus.

(b)           With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder.

Consistent with the Prospectus, the Initial Offering Period Agreement and applicable law and regulation, from time to time you and Merrill Lynch may determine that you will pay or reimburse Merrill Lynch for expenses it incurs in connection with selling Common Shares.

4.
FINRA Regulation.  Each party to this Agreement represents that it is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA") and each party agrees to notify the other should it cease to be such a member.  With respect to the sale of Common Shares hereunder, you and Merrill Lynch agree to abide by the Conduct Rules of FINRA and all applicable federal and state securities laws, including but not limited to the following: (i) Merrill Lynch shall not withhold placing customers' orders for Common Shares so as to profit themselves as a result of such withholding; and (ii)  Merrill Lynch shall not purchase any Common Shares from you other than for their own investment or to cover purchase orders already received by them from their customers.

5.
Suspension or Withdrawal of Offering.  You reserve the right to suspend sales of Common Shares of the Fund or withdraw any offering of Common Shares entirely.  You agree to notify us promptly of any decision to do so.

6.
Representations by Merrill Lynch Concerning the Fund.  Merrill Lynch  and its agents and employees are not authorized to make any representations concerning the Fund or its Common Shares except those contained in or consistent with the Prospectus and such other written materials you provide relating to the Fund or other statements or representations, written or oral, which you furnish or make to Merrill Lynch about the Fund.

7.
Prospectus Delivery.  Merrill Lynch will provide their customers purchasing Common Shares with the pertinent prospectus prior to or at the time of purchase.  Merrill Lynch will provide any customer who so requests with the pertinent statement of additional information.

8.
Arbitration.  If a dispute arises between you and Merrill Lynch with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure ("FINRA Code").  The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry.

9.
Anti-Money Laundering.  Merrill Lynch has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  Merrill Lynch has a Customer Identification Program ("CIP"), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  Merrill Lynch also has policies, procedures, and internal controls in place that are reasonably designed to comply with the regulations and economic sanctions programs administered by the U.S. Department of the Treasury's Office of Foreign Assets Control.

10.
Confidentiality.  You agree, at all times during the term of this Agreement and thereafter, that you shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to, the respective customers of Merrill Lynch ("Customer Information"), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, you shall not be prohibited from utilizing for any purpose Customer Information if you can clearly establish that such information was (i) known to you prior to this Agreement; (ii) rightfully acquired by you from third parties whom you reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by you without breaching any provision of this Agreement.

11.	Miscellaneous.

(a)           This Agreement shall be governed by the laws of New York State.  This Agreement may be amended only upon the written agreement of the parties hereto, and may be terminated by any party on ten days' written notice to the other parties.

(b)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Electronic or facsimile transmission of an executed counterpart of this Agreement shall constitute due and sufficient delivery of such counterpart.

[Signature Page Follows]

SINCERELY,

MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED

By: __________________________
       Name:
       Title:

AGREED AND ACCEPTED:

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

By: __________________________
       Name:
       Title: